Exhibit 5.1

September 28, 2012

Board of Directors

Repros Therapeutics, Inc.

2408 Timberloch Place, Suite B-7

The Woodlands, Texas 77380

Gentlemen:

We are counsel to Repros Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The Registration Statement includes a prospectus (the “Prospectus”) that provides that it may be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as it may be supplemented by one or more Prospectus Supplements, relates to the sale, from time to time, pursuant to Rule 415 under the Securities Act, by certain selling stockholders named therein of up to 2,145,636 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), purchased by such stockholders in connection with a private placement of the Shares on or about September 7, 2012.

In our capacity as counsel to the Company, we have examined the Registration Statement. We have also examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, all as in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction. You should be aware that we are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the General Corporation Law of the State of Delaware is derived from a reading of those statutes without consideration of any judicial or administrative interpretations thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to our reference under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.

Jackson Walker L.L.P.